Exhibit 99.1

Contact:	Frederick J. Hirt, CFO (610) 478-3117

ARROW INTERNATIONAL, INC. REPORTS
SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2007 FINANCIAL RESULTS

Net earnings increased 13.4% in spite of increase in tax rate; earnings before income taxes increased 20.9%

READING, PA, March 27, 2007 - Arrow International, Inc. (NASDAQ: ARRO) today reported results for its second fiscal quarter and six months ended February 28, 2007.

Second Quarter

Net sales for the second quarter of fiscal year 2007 increased 7.6% to $125.4 million from $116.5 million in the second quarter of fiscal year 2006. Gross profit increased by 11.4% to $63.3 million in the second quarter of fiscal year 2007 from $56.8 million in the prior fiscal year’s second quarter. Gross margin increased to 50.5% for the second quarter of fiscal year 2007 compared to 48.8% a year ago. Lower manufacturing costs due to improved manufacturing processes and $1.2 million of incremental gross profit from sales by Arrow U.K., the operation established in April 2006 when the Company purchased certain assets of its former U.K. distributor, were partially offset by changes in product and geographic mix as a larger proportion of products were sold at lower gross margins.

Research and development (R&D) expenses were $7.2 million or 5.7% of net sales in the second quarter of fiscal year 2007 versus $7.1 million or 6.1% of net sales in the same quarter of fiscal year 2006. Selling, general and administrative (SG&A) expenses were $34.4 million in the second quarter of fiscal year 2007, or 27.4% of net sales, compared to $31.9 million, or 27.4% of net sales, in the second quarter of the prior fiscal year. SG&A expenses in the second quarter increased due, in part, to $1.4 million of expenses and intangible asset amortization related to the Company’s recently established Arrow U.K. operation.

As a result of the foregoing, operating income for the second fiscal quarter increased 19.3% to $21.6 million, or 17.2% of net sales, versus $18.1 million, or 15.5% of net sales, in the second quarter of the prior fiscal year. Income before income taxes for the second fiscal quarter increased 20.9% to $22.6 million, or 18.0% of net sales, versus $18.7 million, or 16.1% of net sales, in the second quarter of the prior fiscal year.

The Company’s effective income tax rate for the second quarter of fiscal year 2007 was 36.0%. Because the R&D tax credit was extended by Congress after the close of the Company’s first quarter on November 30, 2006, the effective tax rate for the second quarter includes 14 months of tax benefit from this credit (from January 1, 2006 until February 28, 2007). However, a recent state income tax assessment offset this R&D tax benefit. The Company anticipates its effective tax rate for fiscal year 2007 will be 35.5%.

Net income for the second quarter of fiscal year 2007 increased 13.4% and was $14.4 million, or 11.5% of net sales, compared with $12.7 million, or 10.9% of net sales, in the prior fiscal year’s second quarter. Diluted earnings per share were $0.32 in this year’s second fiscal quarter versus $0.28 in the prior fiscal year’s second quarter, an increase of 14.3%.

Six Months

For the six-month period ended February 28, 2007, Arrow’s net sales were $248.3 million, an increase of 7.9% compared to $230.1 million in the same period of the prior fiscal year. Operating income for the first six months of fiscal year 2007 was $43.3 million compared to $35.2 for the prior fiscal year. As a result, net income increased 18.0% to $28.9 million compared to $24.5 million in the prior fiscal year period, and diluted earnings per share were $0.64 compared to $0.54 in the same period of the prior year.

Everett, MA Restructuring

Included in the second quarter of fiscal year 2007 results was a restructuring charge of $0.2 million related to the Company’s plan to transfer all intra-aortic balloon catheter manufacturing from our Everett, MA facility into other existing manufacturing facilities in Hradec Králové, Czech Republic in the next six to nine months. This decision supports Arrow’s operating principles for Quality, Safety, Customer Service and Cost, simplifying manufacturing processes, and reducing manufacturing costs for the intra-aortic balloon catheter. The Company will establish a new Electrical and Instrumentation R&D Center and balloon pump manufacturing facility in the Greater Boston area.

CorAide™

The Company has decided to seek an alternative method for the development of the CorAide™, the Company’s left ventricular assist device licensed from the Cleveland Clinic Foundation (CCF). Over the next several months, Arrow plans to limit its active involvement in the development of the CorAide™ and, in concert with CCF, will seek an alternative arrangement intended to bring this technology to market.

Comments by Chairman and CEO

Commenting on the second quarter, Arrow Chairman and CEO, Carl G. Anderson, Jr. said, “The results for the quarter reflect Arrow’s progress in growing revenue and improving profitability. Importantly, we remain on track to deliver annual sales and earnings consistent with our sales and earnings targets. Sales of the new products we launched in calendar 2006 are continuing to generate growth, and the investments we have made in the Company’s infrastructure are having a positive impact on operations and profitability.

“As previously reported, about ten months ago we began selling our new Maximal Barrier Central Venous Access Kit for our central venous access product line in the United States. This product upgrade not only addresses the growing interest among hospital customers in reducing catheter related blood stream infections among hospital customers, it also contributes to revenue growth in Arrow’s central venous catheter product line. Many of the early adopters are among our largest customers and within those we have seen significant year over year growth as the new kits are expanded within individual customer systems. Our U.S. sales force is focused on rapidly expanding this concept both with existing customers and future customers. We believe the opportunity for providing both healthcare worker and patient safety is viable beyond the U.S. market. This month we are launching a version of the Maximal Barrier Central Venous Access Kit in Japan.

“In the second quarter we added another important element to our Central Venous Access Kits with the launch of the Hi-Lite Orange™ Tinted ChloraPrep® exclusivity agreement with Enturia, Inc. announced in February 2007 at the Society of Critical Care Medicine meeting. This agreement demonstrates our commitment to provide the latest design and technology features in our Central Venous Access Kits to reduce hospital related bloodstream infections, saving both lives and money. By moving from a clear color to an orange color solution, physicians can better insure preparation of the catheter insertion site.

“The new Arrow Pressure Injectable PICC (Peripherally Inserted Central Catheter) launched late in the first quarter of fiscal year 2007 continues to gain acceptance in the market and attract new customers.  This product is offered in a similar configuration to the Maximal Barrier Central Venous Access Kit, providing inserters with the safety components consistent with Centers for Disease Control guidelines.

“Arrow’s dialysis catheters, both acute and chronic are experiencing strong growth, up 14% fiscal year to date, while our overall dialysis product line is growing by 11%. An aging population and the prevalence of diseases that can lead to kidney failure suggest increasing demand for dialysis-related products in the future. We believe Arrow is well-positioned to meet the clinical requirements for this growing critical area with our current line up of dialysis access products and our pipeline of future offerings.

“Our sales in the field of Regional Anesthesia are also experiencing solid growth, up 14% fiscal year to date, due to increased demand for local rather than general pain suppression. While the peripheral nerve block market is currently small relative to Arrow’s other markets, it is among the faster growing lines of business in which we compete. We believe that practitioners and patients alike will increasingly seek out the benefits of targeted pain relief, and that we are well-positioned to satisfy their needs with our line of regional anesthesia products.

“Cardiac Care sales were up 1.8% as the increase in cardiac assist sales from outside the U.S. was partially offset by a decline in sales of Super Arrow-Flex® and diagnostic catheters. Second quarter sales were impacted by the timing of intra-aortic pump orders. For the year our core intra-aortic balloon sales including both balloons and pumps worldwide were up 11%. In the second quarter catheter units and revenue grew by 10%, and we believe this is a good indicator of market acceptance of our new AutoCAT®2Wave™ and FiberOptix™ catheter.  We are also encouraged with the response to our new product release and ProActive CounterPulsation™ campaign in our Europe and Asia/International markets.”

Sales and E.P.S. Targets

For the full fiscal year ending August 31, 2007, the Company continues to target net sales of $515 million to $525 million based on exchange rates in effect at the end of February 2007 and diluted earnings per share in a range of $1.40 to $1.48 for the full fiscal year 2007.

The targets for the full fiscal year 2007 reflect assumptions regarding growth based on the introduction of new products that the Company believes are reasonable, but cannot assure will occur as presently anticipated.

Balance Sheet and Cash Flow

Cash and Marketable Securities on February 28, 2007 were $172.7 million, up from $122.9 million at February 28, 2006, while short-term debt of $69.9 million increased by $36.3 million from the prior fiscal year level. The amount of days’ sales outstanding increased to 75 days at February 28, 2007 from 72 days at February 28, 2006. Inventory turns of 2.4 times per year remained relatively consistent compared to prior year levels.

Operating income, plus depreciation and amortization, increased to $57.7 million for the first half of fiscal year 2007 from $48.3 million in the same period of the prior fiscal year. Depreciation and amortization expenses were $14.4 million and capital expenditures were $16.2 million for the six months ended February 28, 2007.

Sales Tables

The table below shows sales of Arrow critical care product platforms and cardiac care products for the second quarter and six months ended February 28, 2007, with comparisons to the same prior year periods.

	Second Quarter				Six Months
Sales by Product Platforms (Dollars in millions)	FY07	FY06	% Change	% Change at Constant Exchange Rates (1)	FY07	FY06	% Change	% Change at Constant Exchange Rates (2)

Central Venous Catheters	$66.5	$60.9	9.2%	8.3%	$129.7	$119.6	8.4%	7.8%
Specialty Catheters	39.7	36.6	8.5%	7.6%	79.0	72.7	8.7%	7.8%
Non-Arrow U.S. distributed products (3)	1.8	1.9	(5.3)%	(5.3)%	3.6	4.0	(10.0)%	(10.0)%
Subtotal Critical Care	$108.0	$99.4	8.7%	7.8%	$212.3	$196.3	8.2%	7.4%
Cardiac Care	17.4	17.1	1.8%	0.6%	36.0	33.8	6.5%	5.3%
TOTAL	$125.4	$116.5	7.6%	6.7%	$248.3	$230.1	7.9%	7.2%

1)
Percentage change at constant exchange rates are calculated by dividing second quarter fiscal year 2007 sales by second quarter fiscal year 2006 local currency sales translated at second quarter fiscal year 2007 exchange rates.

2)
Percentage change at constant exchange rates are calculated by dividing six-month fiscal year 2007 sales by six-month fiscal year 2006 local currency sales translated at six-month fiscal year 2007 exchange rates.

3)	The Company purchased its New York area distributor in September 2002 and has continued to distribute non-Arrow products through this subsidiary.

The table below shows Arrow geographical sales for the second quarter and six months ended February 28, 2007, with comparisons to the same prior year periods. The weakness of the U.S. dollar compared to same periods of last year increased the percentage change in sales by 0.9% and 0.7% for the second quarter and six month periods, respectively.

	Second Quarter				Six Months
Geographical Sales (Dollars in millions)	FY07	FY06	% Change	% Change at Constant Exchange Rates (1)	FY07	FY06	% Change	% Change at Constant Exchange Rates (2)

United States	$73.2	$70.1	4.4%	4.4%	$144.9	$138.0	5.0%	5.0%

Europe	27.2	23.2	17.2%	9.2%	53.1	42.8	24.1%	16.5%
Asia/International	23.2	21.3	8.9%	12.6%	46.7	45.3	3.1%	5.7%

Subtotal International Sales	50.4	44.5	13.3%	11.1%	99.8	88.1	13.3%	11.4%

Subtotal Arrow Products	$123.6	$114.6	7.9%	6.9%	$244.7	$226.1	8.2%	7.4%

Non-Arrow U.S. distributed products (3)	1.8	1.9	(5.3)%	(5.3)%	3.6	4.0	(10.0)%	(10.0)%

Total Company Sales	$125.4	$116.5	7.6%	6.7%	$248.3	$230.1	7.9%	7.2%

1)
Percentage change at constant exchange rates are calculated by dividing second quarter fiscal year 2007 sales by second quarter fiscal year 2006 local currency sales translated at second quarter fiscal year 2007 exchange rates.

2)
Percentage change at constant exchange rates are calculated by dividing six-month fiscal year 2007 sales by six-month fiscal year 2006 local currency sales translated at six-month fiscal year 2007 exchange rates.

3)	The Company purchased its New York area distributor in September 2002 and has continued to distribute non-Arrow products through this subsidiary.

Conference Call and Webcast

The Company will hold a conference call to discuss its second quarter fiscal year 2007 results today, March 27, 2007, at 4:30 pm Eastern Time. The call and simultaneous webcast can be accessed by dialing (800)737-9483 in the U.S. and Canada, and (706)679-7371 for international and local callers, using ID 3298471, or by visiting http://www.arrowintl.com/presentations/.

Company Information

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, and other health care providers.

Arrow International’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company’s common stock trades on the NASDAQ Global Select MarketSM under the symbol ARRO.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as amended, and in its other filings with the Securities and Exchange Commission, could cause the Company’s results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company’s products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services, as well as pressures on pricing resulting from consolidation within the medical device industry; (iv) dependence on patents and proprietary rights to protect the Company’s trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company’s international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks relating to interruptions in the supply of or increases in the price of essential raw materials or components; (viii) dependence upon strong relationships with physicians for research, development, marketing and sale of many of the Company’s products; (ix) risks associated with the Company’s use of derivative financial instruments; and (x) dependence on the continued service of key members of the Company’s management.

Arrow International, Inc.
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
Consolidated Statements of Income Data:	February 28, 2007	February 28, 2006	February 28, 2007	February 28, 2006
Net sales	$125,469	$116,504	$248,322	$230,148
Cost of goods sold	62,137	59,715	123,208	117,202
Gross profit	63,332	56,789	125,114	112,946
Operating expenses:
Research and development	7,123	7,058	13,350	13,509
Selling, general and administrative	34,409	31,894	68,204	64,479
Restructuring charges	263	(269)	283	(256)
Total operating expenses	41,795	38,683	81,837	77,732

Operating income	21,537	18,106	43,277	35,214
Interest, net	(1,222)	(718)	(2,329)	(1,147)
Other (income) expenses, net	165	106	377	118

Income before income taxes	22,594	18,718	45,229	36,243
Provision for income taxes	8,133	6,084	16,282	11,779

Net income	$14,461	$12,634	$28,947	$24,464

Basic earnings per common share	$0.32	$0.29	$0.64	$0.55

Diluted earnings per common share	$0.32	$0.28	$0.64	$0.54

Weighted average shares used in computing basic earnings per common share	45,080	44,729	45,021	44,688
Weighted average shares used in computing diluted earnings per common share	45,619	45,276	45,566	45,222

Consolidated Balance Sheet:	February 28, 2007	August 31, 2006
ASSETS
Cash	$149,432	$148,576
Marketable securities	23,281	9,783
Receivables (net)	102,773	96,937
Inventories	107,256	102,901
Prepaid expenses and other	29,072	31,023
Total current assets	411,814	389,220

Property, plant and equipment (net)	178,405	173,853
Other assets	129,724	134,364
Total assets	$719,943	$697,437

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and lines of credit	$68,955	$70,979
Other current liabilities	72,071	66,113
Current maturities of long-term debt	979	995
Other liabilities	32,580	33,802
Total liabilities	174,585	171,889

Total shareholders' equity	545,358	525,548
Total liabilities and shareholders' equity	$719,943	$697,437